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                                           KENT ELECTRONICS CORPORATION AND SUBSIDIARIES
                                                 COMPUTATION OF EARNINGS PER SHARE
                                                                                                    EXHIBIT 11
                                         (Unaudited - In thousands, except per share data)

                                           For the Thirteen Weeks Ended      For the Thirteen Weeks Ended
                                           December 27, 1997                 December 28, 1996
                                           -------------------- -----------  -------------------- -----------
                                                                Per-Share                         Per-Share
                                             Income    Shares     Amount       Income    Shares     Amount
                                           ---------  --------  -----------  ---------  --------  -----------

BASIC EARNINGS PER SHARE
Net earnings                                $10,128    26,664      $ 0.38     $ 6,937    25,381      $ 0.27
                                                                   ======                            ======
EFFECT OF DILUTIVE SECURITIES
Excess of shares issuable upon
  exercise of stock options over
  shares deemed retired utilizing
  the treasury stock method                    -        1,710                     -      1,500
Convertible preferred stock
  of pooled company                            -         -                       -         391
Warrants of pooled company                     -         -                       -         266
                                            -------   -------                 -------    ------
DILUTED EARNINGS PER SHARE

Net earnings plus assumed conversions       $10,128    28,374      $ 0.36     $ 6,937    27,538      $ 0.25
                                            =======    ======      ======     =======    ======      ======



                                           For the Thirty-Nine Weeks Ended   For the Thirty-Nine Weeks Ended
                                           December 27, 1997                 December 28, 1996
                                           -------------------- -----------  -------------------- -----------
                                                                Per-Share                         Per-Share
                                             Income    Shares     Amount       Income    Shares     Amount
                                           ---------  --------  -----------  ---------  --------  -----------

BASIC EARNINGS PER SHARE

Net earnings                                $28,508    26,450      $ 1.08     $23,220    25,377      $ 0.92
                                                                   ======                            ======
EFFECT OF DILUTIVE SECURITIES
Excess of shares issuable upon
  exercise of stock options over
  shares deemed retired utilizing
  the treasury stock method                    -       1,695                     -       1,443
Convertible preferred stock
  of pooled company                            -         -                       -         391
Warrants of pooled company                     -         -                       -         266
                                            -------   -------                 -------    ------
DILUTED EARNINGS PER SHARE

Net earnings plus assumed conversions       $28,508    28,145      $ 1.01     $23,220    27,477      $ 0.85
                                            =======    ======      ======     =======    ======      ======
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